Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3200 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the First Quarter of 2019

•	Net income of $6.6 million for the three months ended March 31, 2019
•	Earnings per common share of $1.00 for the three months ended March 31, 2019
•	Annualized return on average assets of 1.49% for the three months ended March 31, 2019
•	Quarterly cash dividend of $0.20 per share declared, matching prior quarter and up 25% from the prior-year quarter

MANITOWOC, Wis, April 17, 2019 -- Bank First National Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., reported net income of $6.6 million, or $1.00 per share, for the first quarter of 2019, compared with net income of $7.1 million, or $1.05 per share, for the respective prior-year period.

Operating Results

Net interest income during the first quarter of 2019 was $15.2 million, down $0.3 million and $1.1 million from the fourth and first quarters of 2018, respectively.

Interest income related to purchased loan accounting entries, resulting from our purchase of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017, increased net income (after tax) during the first quarter of 2019 by $0.8 million, or $0.11 per share, compared to $0.8 million, or $0.12 per share, and $1.5 million, or $0.22 per share, for the fourth and first quarters of 2018, respectively.

Net interest margin was 3.82% for the first quarter of 2019, compared to 3.85% for the previous quarter and 4.04% for the first quarter of 2018. The aforementioned purchase loan accounting entries added 0.25%, 0.26% and 0.49% to net interest margin for each of these periods, respectively. As noted in the balance sheet discussion below, deposit growth has outpaced loan growth over the last twelve months. Excess funds as a result of this trend are primarily invested in fed funds sold at an effective interest rate of 2.40%. While these funds are marginally accretive to net interest income, they have a detrimental impact on net interest margin due to a slim resulting interest rate spread.

Bank First recorded a provision for loan losses of $0.6 million during the first quarter of 2019, compared to $0.8 million and $0.5 million during the fourth and first quarters of 2018, respectively.

Noninterest income was $3.3 million during the first quarter of 2019, compared to $2.6 million and $3.4 million during the fourth and first quarters of 2018, respectively. The largest change in noninterest income, both quarter-over-quarter and year-over-year, was in regards to income received from Bank First’s investment in Ansay & Associates, LLC (Ansay). Due to a change in accounting standards, income from Ansay, which has historically been concentrated in the first two quarters of every year, will be realized much more ratably throughout the year for 2019 and years thereafter. As a result of this change, year-over-year income contribution by this investment decreased by $0.3 million for the first quarter. Also, while quarter-over-quarter contribution to income by Ansay increased by $0.7 million, this was less than historical increases from the final quarter of a prior year to the first quarter of a current year. Full-year contributions to income by Ansay are not expected to be negatively impacted by this change in its accounting methods. Other noninterest income was positively impacted during the quarter by the revaluing of an investment Bank First holds in common stock of another financial institution, historically recorded at its cost basis, to fair value based on recent observable prices in orderly stock transactions, resulting in income of $0.6 million.

Noninterest expense was $9.3 million in the first quarter of 2019, compared to $9.9 million and $10.0 million during the fourth and first quarters of 2018, respectively. Occupancy expense saw a year-over-year decline of $0.5 million, the result of significant investments in facilities and equipment which were required in the first quarter of 2018 while Bank First integrated the new offices acquired in the Waupaca acquisition, a cost which was not repeated in the first quarter of 2019. Sales of other real estate owned during the first quarter of 2019 resulted in minimal losses, compared to a net gain of $0.1 million in the prior quarter and a net loss of $0.1 million in the first quarter of 2018. Bank First sold an investment in common stock of another financial institution during the first quarter of 2019 which it had originally acquired during 2016, resulting in a realized gain of $0.2 million which offset noninterest expense. Finally, outside service fees totaled $0.7 million during the first quarter of 2019, down from the prior quarter by $0.2 million and higher than the first quarter of 2018 by $0.2 million. The fourth quarter of 2018 contained significant expenses arising from the process of becoming a fully-public reporting entity and up-listing Bank First’s common stock to the Nasdaq, leading to the decline quarter-over-quarter.

Balance Sheet

Total assets were $1.81 billion at March 31, 2019, up $12.2 million from December 31, 2018, and up $101.8 million from March 31, 2018. Total loans were $1.43 billion at March 31, 2019, up $3.6 million from December 31, 2018, and up $26.8 million from March 31, 2018. Continuing a trend of recent quarters, Bank First’s legacy markets experienced loan growth of 6.6% year-over-year, while loan balances in markets acquired in the Waupaca transaction saw year-over-year contraction of $41.9 million, or approximately 15.0%. Total deposits, nearly all of which remain core deposits, were $1.57 billion at March 31, 2019, up $16.5 million from December 31, 2018, and up $105.0 million from March 31, 2018. Deposit growth outpaced loan growth by $78.2 million over the trailing twelve-month period. Noninterest-bearing demand deposits increased $72.0 million year-over-year, comprising 29.6% of total deposits at March 31, 2019 compared to 26.8% one year earlier.

Asset Quality

Nonperforming assets at March 31, 2019, totaled $19.4 million, down from $23.3 million and $24.5 million at the end of the fourth and first quarters of 2018, respectively. Nonperforming assets to total assets ended the first quarter of 2019 at 1.07%, down from 1.30% at the end of the previous quarter. Excluding relationships and foreclosed properties acquired in the Waupaca acquisition, the Bank First’s nonperforming assets to total assets equaled 0.14% at March 31, 2019. “We are very pleased with our progress working through the troubled assets which were acquired as part of the Waupaca transaction. Classified assets to total risk-based capital spiked to 46.4% immediately following this transaction in October 2017. This ratio ended the first quarter of 2019 at 28.4%,” stated Mike Molepske, Chief Executive Officer.

Capital Position

Stockholders’ equity totaled $179.2 million at March 31, 2019, an increase of $4.9 million from the previous quarter and $17.4 million from March 31, 2018. Strong earnings served to increase capital while being offset by dividends totaling $4.8 million and repurchases of Bank First stock into treasury totaling $6.9 million during the trailing twelve months. In addition to these items, Ansay recorded an adjustment at the end of 2018 to comply with new revenue recognition accounting standards which resulted in a direct increase to equity of $1.6 million.

Partnership Bank Acquisition

Bank First’s acquisition of Partnership Bank is tentatively scheduled to close on July 12, 2019, with all data systems converted over that weekend. The necessary regulatory approvals are in process, with the Office of the Comptroller of the Currency already formally approving the transaction. “We are very pleased with the progress made by the transition teams of both Partnership Bank and Bank First as we push towards our scheduled closing date,” stated Molepske. “Excitement is building for the new products and services which will be available to current customers of Partnership Bank as they join Bank First.”

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on July 8, 2019, to shareholders of record as of June 24, 2019.

Bank First National Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 18 banking locations in Manitowoc, Brown, Sheboygan, Outagamie, Winnebago, Waupaca and Barron counties. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-member of a data processing subsidiary, UFS, LLC, which provides data and technology services for over 50 Midwest banks. The Company employs approximately 247 full-time equivalent staff and has assets of $1.81 billion as of March 31, 2019. Further information about Bank First National Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First National Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First National Corporation or on its behalf. Bank First National Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First National Corporation

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended
(In thousands, except per share data)	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018

Results of Operations:

Interest income	$19,723	$19,753	$19,510	$19,372	$19,309
Interest expense	4,523	4,240	3,974	3,604	3,027

Net interest income	15,200	15,513	15,536	15,768	16,282
Provision for loan losses	625	750	800	900	485

Net interest income after provision for loan losses	14,575	14,763	14,736	14,868	15,797

Noninterest income	3,306	2,553	2,508	3,027	3,443
Noninterest expense	9,302	9,893	9,708	10,064	9,977

Income before income tax expense	8,579	7,423	7,536	7,831	9,263
Income tax expense	1,992	1,362	1,604	1,431	2,200

Net income	$6,587	$6,061	$5,932	$6,400	$7,063

Earnings per common share - Basic	$1.00	$0.91	$0.89	$0.96	$1.05
Earnings per common share - Diluted	1.00	0.91	0.89	0.96	1.05

Common Shares:

Basic weighted average	6,574,362	6,647,586	6,661,337	6,672,344	6,714,347
Diluted weighted average	6,608,273	6,647,586	6,661,337	6,672,344	6,714,347
Outstanding	6,577,045	6,610,358	6,659,021	6,662,292	6,692,407

Noninterest income / noninterest expense:

Service charges	$679	$890	$971	$786	$846
Income from Ansay	875	180	176	562	1,196
Income from UFS	594	708	660	586	609
Loan servicing income	223	372	260	604	242
Net gain on sales of mortgage loans	87	188	144	128	157
Noninterest income from strategic alliances	19	22	24	21	23
Other noninterest income	829	193	273	340	370

Total noninterest income	$3,306	$2,553	$2,508	$3,027	$3,443

Personnel expense	$5,310	$5,532	$5,205	$5,446	$5,317
Occupancy, equipment and office	849	799	817	532	1,350
Data processing	913	899	856	925	939
Postage, stationery and supplies	123	156	138	159	167
Net (gain) loss on sales of other real estate owned	36	(79)	233	(38)	136
Net (gain) loss on sales of securities	(234)	-	(19)	47	(3)
Advertising	74	78	36	54	52
Charitable contributions	131	121	169	322	373
Outside service fees	684	899	817	896	520
Amortization of intangibles	161	189	189	189	189
Other noninterest expense	1,255	1,299	1,267	1,532	937

Total noninterest expense	$9,302	$9,893	$9,708	$10,064	$9,977

Period-end balances:

Loans	$1,432,094	$1,428,494	$1,441,477	$1,434,504	$1,405,245
Allowance for loan losses	12,213	12,248	11,560	13,047	12,113
Investment securities available-for-sale, at fair value	122,761	118,906	119,623	121,550	124,238
Investment securities held-to-maturity, at cost	40,769	40,768	40,882	41,203	39,082
Goodwill and other intangibles, net	20,160	20,321	20,425	20,614	20,413
Total assets	1,805,408	1,793,165	1,735,754	1,741,874	1,703,623
Deposits	1,573,677	1,557,167	1,486,470	1,495,424	1,468,713
Stockholders' equity	179,177	174,323	169,133	165,200	161,795
Book value per common share	27.24	26.37	25.40	24.80	24.18
Tangible book value per common share	24.65	23.76	22.78	22.15	21.52

Average balances:

Loans	$1,434,283	$1,435,745	$1,437,832	$1,424,604	$1,404,766
Interest-earning assets	1,652,106	1,637,080	1,654,966	1,676,017	1,671,358
Total assets	1,773,345	1,755,835	1,772,768	1,794,227	1,786,306
Deposits	1,548,306	1,510,978	1,487,865	1,474,952	1,470,579
Interest-bearing liabilities	1,141,177	1,144,202	1,185,391	1,215,923	1,211,571
Goodwill and other intangibles, net	20,259	20,377	20,610	20,474	20,503
Stockholders' equity	175,058	170,992	167,651	162,860	161,331

Financial ratios:

Return on average assets	1.49%	1.37%	1.33%	1.42%	1.57%
Return on average common equity	15.05%	14.06%	14.04%	15.59%	17.37%
Average equity to average assets	9.87%	9.74%	9.46%	9.08%	9.03%
Stockholders' equity to assets	9.92%	9.72%	9.74%	9.48%	9.50%
Tangible equity to tangible assets	9.06%	8.85%	8.83%	8.56%	8.54%
Loan yield	5.15%	5.09%	4.98%	5.04%	5.12%
Earning asset yield	4.93%	4.88%	4.76%	4.72%	4.77%
Cost of funds	1.61%	1.47%	1.33%	1.19%	1.01%
Net interest margin, taxable equivalent	3.82%	3.85%	3.81%	3.86%	4.04%
Net loan charge-offs to average loans	0.18%	0.00%	0.16%	0.00%	0.00%
Nonperforming loans to total loans	1.14%	1.44%	1.99%	1.43%	1.45%
Nonperforming assets to total assets	1.07%	1.30%	1.79%	1.32%	1.44%
Allowance for loan losses to loans	0.85%	0.86%	0.80%	0.91%	0.86%